AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”) is made and entered into effective as of February 22, 2013 (the “Effective Date”), by and between Innerworkings, Inc., a Delaware corporation (the “Company”), and John Eisel (the “Executive”).

WHEREAS, the Company and the Executive are parties to an agreement dated September 6, 2011, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to eliminate the “modified single trigger” severance provisions, i.e. eliminate the provisions (i) requiring the Executive to continue his employment for a period of nine (9) months following a change in control without the ability to resign for “Good Reason” due to a material reduction or change in the Executive’s duties or authority during such nine (9) month period and (ii) providing that the Executive’s resignation for any reason during the ninety (90) day period following the aforementioned nine (9) month period after a change in control constituted “Good Reason” entitling the Executive to severance benefits.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Section 4(a) of the Agreement is hereby amended by deleting the paragraph immediately following subsection (3) thereof and immediately preceding Section 4(b) of the Agreement.

2.	Except as expressly amended herein, the terms of the Agreement shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

INNERWORKINGS, INC.	EXECUTIVE

By: /s/ Joseph Busky	/s/ John Eisel
Joseph Busky	John Eisel
Chief Financial Officer

1